Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED BYLAWS
OF
AXONICS, INC.
a Delaware corporation

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Axonics, Inc., a Delaware corporation (the “Corporation”), and that the Amended and Restated Bylaws of the Corporation have been amended to amend and restate Section 7.6 thereof as set forth below:

“Section 7.6. Amendment of Bylaws. Subject to any additional votes set forth in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that these Bylaws may not be altered, amended or repealed by the stockholders without the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.”

Except as modified by the above, the Amended and Restated Bylaws of the Corporation remain in full force and effect. The above amendment has been duly and validly approved by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 31st day of May, 2022

By:	/s/ Aaron Pettit
Name: Aaron Pettit
Title: Secretary